Exhibit 99.1

The Knot Reports Third Quarter 2008 Financial Results

Conference Call Today at 4:30 p.m. ET Dial-In (800) 638-7172 (ID#70767097)

National online advertising up 23% as total third quarter revenues grow 8%

NEW YORK--(BUSINESS WIRE)--November 6, 2008--The Knot Inc. (NASDAQ: KNOT, www.theknot.com), a leading lifestage media company targeting couples planning their weddings and future lives together, today reported financial results for its third quarter and nine months ended September 30, 2008.

Third Quarter 2008 Results

For the third quarter ended September 30, 2008, The Knot reported net revenues of $27.0 million, an increase of 8% from net revenues of $25.0 million for the third quarter of 2007. Revenue from national and local online advertising programs increased 13% over the prior year’s third quarter. Merchandise revenue from the sale of wedding supplies grew 8%, and publishing and other revenue was up 6%. Registry services revenue, which is derived substantially through the WeddingChannel.com business, declined 6% as compared to the prior year.

Net income for the third quarter of 2008 was $2.2 million or $0.07 per basic and diluted share, as compared to net income of $2.9 million or $0.09 per basic and diluted share in the third quarter of 2007. The decline in net income is primarily related to the Company’s ongoing investment in strategic initiatives to extend its brands and enhance its technological infrastructure to access a greater market share of advertising dollars and commerce revenue in both the weddings and non-weddings portions of its business.

The Company’s balance sheet reflects cash and cash equivalents of $69.0 million. The Knot has an additional $48.9 million in auction-rate securities, which are currently classified as long-term investments.

“The macroeconomic environment made for a challenging third quarter as we saw softness in our local advertising and registry businesses,” said David Liu, Chief Executive Officer of The Knot. “In light of these results, we are lowering our outlook for revenue growth for 2008 to 5% to 7%. I am confident that our widely recognized brands, loyal customer base, diverse revenue model, and significant cash position provide us a considerable edge over our competition. We are making adjustments across the business to improve our performance, and we are uniquely positioned to capitalize on opportunities for acquisitions as we continue to invest in the long-term growth of the Company.”

Nine-Month Results

For the nine months ended September 30, 2008, The Knot reported net revenues of $79.5 million and net income of $5.1 million or $0.16 per basic and diluted share, as compared to net revenues of $74.5 million and net income of $9.3 million or $0.30 per basic and $0.28 per diluted share in the corresponding period in 2007. The number of common shares outstanding was 32,305,446 and 31,578,404, as of September 30, 2008, and December 31, 2007, respectively.

Recent Highlights:

  During the third quarter, the Company completed and launched the redesign of TheBump.com and published The Bump local guides in two markets. The Bump is dedicated to pregnancy and first-time parenthood. The Bump publication is distributed in OB/GYN offices in cities nationwide.
  The Knot partnered with Wilton Industries to create “The Knot Weddings Collection,” a new line of stationery, wedding organizers, favors, and other products for sale in retail stores. The Knot-branded products will appear in the stores of several of Wilton’s retail partners, with Jo-Ann Fabric and Craft stores expected to first launch the products in December. The Knot-branded wedding line is designed by The Knot and manufactured and distributed by Wilton under a licensing agreement.
  In September, John Mueller was named Chief Financial Officer. Formerly CFO of Genius Products, Inc., he brings extensive public company finance and investment banking experience to the Company. He managed Genius’ finances through their partnership with The Weinstein Company, resulting in revenue growth from $22 million in 2005 to $474 million in 2007. Previously, he was SVP of Media Investment Banking for Jefferies & Company, Inc., where he served as a strategic financial adviser on mergers, acquisitions, and equity and debt offerings for entertainment and media clients such as iVillage, Modem Media, IMAX, The Outdoor Channel, and Lion’s Gate Entertainment.
  In September, Kristin Savilia, who has been responsible for the growth in the wedding supplies business the past three years, was promoted to Senior Vice President of E-Commerce and Registry Services. Earlier in her career, Kristin headed up a region of the registry business for Macy’s and was Executive Director for Registry services at Linens ’n Things. In addition to the wedding supplies business, she will be focused on building the WeddingChannel.com registry business including the distribution of the patented registry search and purchase tool on WeddingChannel.com.

Third Quarter and Year-to-Date 2008 Financial Highlights:

Commenting on the results, Chief Financial Officer John Mueller said, “The Company’s major strategic initiatives have required increased operating and capital expenditures for 2008, which have ramped up during the course of the year. We anticipate that capital expenditure requirements for 2009 will return to our historical levels as we complete the major portion of the technology upgrades we commenced in 2007. We are in a very strong position both financially and operationally, and the diverse business models of The Knot provide a great deal of flexibility to opportunistically respond to the changing economic environment.”

  National online revenues were $5.6 million and $15.7 million for the three and nine months ended September 30, 2008, respectively, as compared to $4.5 million and $12.9 million for the corresponding periods in 2007.
  Local online revenues were $8.4 million and $24.7 million for the three and nine months ended September 30, 2008, respectively, as compared to $7.9 million and $22.7 million for the corresponding periods in 2007.
  Gross profit margins approximated 81% for each of the nine months ended September 30, 2008 and 2007.
  Operating expenses, including depreciation and amortization, were $19.1 million and $58.8 million for the three and nine months ended September 30, 2008, respectively, as compared to $16.7 million and $47.8 million for the corresponding periods in 2007. Our outlook is for operating expenses to approximate $19.6 million for the final quarter of 2008.
  Stock-based compensation expense was $549,000 and $2.4 million for the three and nine months ended September 30, 2008, respectively, as compared to $626,000 and $1.7 million for the corresponding periods in 2007.
  Net cash provided by operating activities was $18.0 million for the nine months ended September 30, 2008, while capital expenditures amounted to $4.7 million for the same period.

Conference Call and Replay Information

The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, November 6, 2008, to discuss its third quarter 2008 financial results. Participants should dial in (800) 638-7172 Reference #70767097 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot website, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on The Knot website approximately two hours after the conference call ends for a period of two weeks and will also be available at (800) 642-1687 Reference #70767097.

About The Knot Inc.

The Knot Inc. (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media company targeting couples planning their weddings and future lives together. Our flagship brand, The Knot, is the nation's leading wedding resource, reaching over a million engaged couples each year through the #1 wedding website TheKnot.com. Extensions of The Knot brand include The Knot national and local magazines, The Knot books (published by Random House and Chronicle), and television programming bearing The Knot name (aired on Style Network and Comcast). The Company’s subsidiary, WeddingChannel.com, is the most visited wedding gift registry website. The Nest brand focuses on the newlywed lifestage with the popular lifestyle website TheNest.com, a home decor book series with Clarkson Potter, and The Nest magazine. The Bump brand focuses on the pregnancy and first-time parenthood lifestage with TheBump.com website and The Bump local guides. Also under The Knot Inc. umbrella are WeddingTracker.com, GiftRegistryLocator.com, party-planning site PartySpot.com, teen-oriented PromSpot.com, and local baby services and community site Lilaguide.com.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry, (v) the dependence of our registry services business on the continued use of the WeddingChannel website by our retail partners and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

The Knot Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$69,026	$33,127
Short-term investments	--	72,649
Accounts receivable, net	10,992	14,927
Accounts receivable from affiliate	959	1,327
Inventories	2,605	1,878
Deferred production and marketing costs	516	483
Deferred tax assets, current portion	3,748	3,388
Other current assets	2,090	1,623
Total current assets	89,936	129,402

Long-term investments	48,900	--
Property and equipment, net	9,504	8,497
Intangible assets, net	28,779	30,953
Goodwill	33,812	32,105
Deferred tax assets	20,253	22,018
Other assets	220	278
Total assets	$231,404	$223,253

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,967	$7,616
Deferred revenue	15,774	14,665
Current portion of long-term debt	55	55
Total current liabilities	23,796	22,336
Deferred tax liabilities	13,299	14,178
Other liabilities	393	456
Total liabilities	37,488	36,970

Stockholders’ equity:
Common stock	323	316
Additional paid-in-capital	198,609	192,893
Accumulated deficit	(1,816)	(6,926)
Accumulated other comprehensive loss	(3,200)	--
Total stockholders’ equity	193,916	186,283
Total liabilities and stockholders’ equity	$231,404	$223,253

The Knot Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues:
Online sponsorship and advertising	$13,949	$12,394	$40,323	$35,692
Registry Services	3,453	3,666	8,520	8,782
Merchandise	5,751	5,317	17,478	16,447
Publishing and other	3,830	3,632	13,134	13,603
Total net revenues	26,983	25,009	79,455	74,524

Cost of revenues	5,092	4,394	15,327	14,061

Gross profit	21,891	20,615	64,128	60,463

Operating expenses:
Product and content development	5,296	3,487	15,285	9,937
Sales and marketing	7,826	6,230	23,022	18,568
General and administrative	4,005	4,399	14,027	12,471
Goodwill impairment	--	496	--	496
Depreciation and amortization	2,021	2,079	6,460	6,383
Total operating expenses	19,148	16,691	58,794	47,855

Income from operations	2,743	3,924	5,334	12,608

Interest and other income, net	826	1,273	2,908	3,496

Income before income taxes	3,569	5,197	8,242	16,104
	1,329	2,299	3,132	6,811
Provision for income taxes

Net income	$2,240	$2,898	$5,110	$9,293

Basic earnings per share	$0.07	$0.09	$0.16	$0.30
Diluted earnings per share	$0.07	$0.09	$0.16	$0.28

Weighted average number of common shares outstanding
Basic	31,572,340	31,034,101	31,423,993	30,915,579
Diluted	32,708,879	32,767,237	32,631,982	32,786,345

CONTACT:
The Knot Inc.
Vicki Weiner/Sylvia Dresner, 212-616-6161
VMW Corporate & Investor Relations
info@vmwcom.com